UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20459

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 4, 2000 (November 27, 2000)
Date of Report (Date of earliest event reported)

TYLER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-10485 (Commission File Number)	75-2303920 (I.R.S. Employer Identification No.)

2800 W. Mockingbird Lane Dallas, Texas 75235 (Address of principal executive offices) (214) 902-5086 (Registrant's telephone number, including area code)

Item 5. Other Events.

As previously reported, the New Jersey Department of Environmental Protection (the “NJDEP”) has alleged that a site where Jersey-Tyler Company (“Jersey-Tyler”), a former affiliate of TPI of Texas, Inc. (“TPI”), a non-operating subsidiary of Tyler Technologies, Inc. (“Tyler” or the “Company”), once operated a foundry, contains lead and possible other priority pollutant metals and may need on-site and off-site remediation. In January 1995, TPI agreed with the NJDEP to undertake certain investigatory actions relating to the alleged contamination in and around the site, which investigation has been substantially completed. Notwithstanding the foregoing, TPI has in the past denied, and continues to deny, any liability for alleged environmental contamination at the site. The NJDEP has not asserted that the Company is a potentially responsible party for the site.

On November 27, 2000, TPI consummated a transaction with a third party for a complete transfer of environmental liabilities and obligations relating to the site. The transaction allowed for the third party to execute an enforceable agreement with the NJDEP whereby it assumed all liability related to the site and will be identified as the responsible party for all clean up activities of the site as required by the NJDEP. The remedial activities conducted by the third party will be funded by a trust and will be secured by clean-up cost containment insurance and environmental response, compensation, and liability insurance, of which Tyler and TPI are named insureds. The funds that have been placed in the trust are governed by a trust agreement that will only permit distribution for remediation of the site. The trust was funded from various sources, including other alleged potentially responsible parties and TPI’s insurance carriers. In addition, the agreement provides for a contingent future payment by TPI of $1.3 million under certain limited circumstances, which circumstances are considered by management to be remote at this time. The net effects of these anticipated settlements and reimbursements are not expected to exceed the amount accrued in the Company’s consolidated financial statements for this liability and this transaction is not expected to have a material adverse affect on the Company’s financial condition or results of operations.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYLER TECHNOLOGIES, INC.
Date: December 4, 2000	By:	/s/ Theodore L. Bathurst ——————————— Theodore L. Bathurst Vice President and Chief Financial Officer (principal financial officer)
Date: December 4, 2000	By:	/s/ Terri L. Alford ———————— Terri L. Alford Controller (principal accounting officer)